EXHIBIT 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 27% Revenue Growth Driven by Strong Volume

Gains and PathLogic Acquisition

Ft. Myers, Florida – April 28, 2015 – NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the first quarter of 2015.

First Quarter 2015 Highlights:

•	Consolidated revenue growth of 27%

•	Base(1) test volume growth of 28%

•	Improvement in base average cost per test of 3.5%

•	Adjusted EBITDA(2) of $1.5 million

Revenue for the first quarter was $23.0 million, a 27% increase over first quarter 2014 revenue. The PathLogic acquisition accounted for $2.3 million of revenue or 13% of this revenue growth, and organic revenue growth in the base(1) business, excluding PathLogic, was 14%. Base testing volume growth was 28% and average revenue per test decreased by 11%, primarily as a result of significant decreases in reimbursement for Fluorescence in-situ Hybridization (“FISH”) testing.

Consolidated gross margin was 41.5% compared to 47.9% in last year’s first quarter. Base business gross margin declined to 43.7% from 47.9% in last year’s first quarter, primarily as a result of the decreases in reimbursement for FISH testing. Gross margin at PathLogic was 22.0% for the quarter. Consolidated operating expenses increased by $1.8 million or 22% from Quarter 1 of last year. About half of this increase was the result of the PathLogic acquisition. The remainder was due to increased sales and marketing personnel and increases in Information Technology and facilities expense to accommodate recent and near-term growth prospects.

Net loss was $761,000 or ($0.01)/share versus net income of $102,000 or $0.00/share in Quarter 1 of last year. Consolidated Adjusted EBITDA(1) for the quarter was $1.5 million, a 9.8% decrease from last year, due primarily to decreases in reimbursement and the incorporation of PathLogic’s results. Adjusted EBITDA(2) from the base business and PathLogic were $1.8 million and ($246,000), respectively.

(1)	PathLogic was acquired by NeoGenomics on July 8, 2014. To facilitate year-over-year comparisons, base NeoGenomics figures exclude the impact from the consolidation of PathLogic.
(2)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “NeoGenomics base business test volume, service levels, and new account activities were very strong in the first quarter. We continue to make excellent market-share gains in our base business where test volumes grew by 28% compared to last year’s first quarter. Unusually harsh winter in the northern part of the country also impacted growth somewhat in January and February.”

“We are particularly pleased with the excellent progress we are making on our many growth initiatives. Our volume of molecular testing, fueled by Next Generation Sequencing, increased by about 52% over last year and now is our largest testing category by volume. Our approach to molecular testing of using targeted profiles by disease category is becoming more widely accepted as a cost effective way to identify the key genetic drivers of cancer. Momentum was also strong in clinical trials testing. In fact, we were awarded more studies in the first quarter than in all of last year.”

Mr. VanOort continued, “We are disappointed, however, by the extraordinary reduction in reimbursement rates for FISH testing by Medicare and commercial insurers. FISH testing is critically important for proper diagnosis and treatment for cancer patients. Unfortunately, we believe that Medicare reimbursement rates for the new 2015 FISH CPT Codes were not properly established and commercial insurance payers used these as benchmarks for their own reimbursement policies. We estimate that declines in FISH reimbursement reduced our revenue by approximately $2.1 million in Quarter 1, and most of that amount similarly reduced profit. Fortunately, some large commercial insurers have analyzed the rates and are now in the process of revising their FISH reimbursement upward. We are working hard to explain to all payers that adequate reimbursement for FISH testing is of critical importance to ensure that cancer patients are properly diagnosed and treated.”

Mr. VanOort concluded, “Our genetic and molecular testing business is strong, and we continue to attract new customers with our comprehensive testing menu and service levels. We believe that volume growth and process and productivity improvements will allow for a return to profitability in the second half of this year. We remain committed to invest in growth through innovation as we continue to develop and commercialize new and innovative tests. In this environment, we believe that acquisition opportunities are available and we remain active and disciplined in our approach to evaluating them. Overall, we are excited about the many prospects for our company”.

Full-Year 2015 Financial Outlook:

The Company reiterated its previously issued revenue guidance for the full year 2015 of $103 - $108 million. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q1 2015 results on Tuesday April 28, 2015 at 11:00 AM EDT. Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13607040. A replay of the conference call will be available until 11:59 PM on May 12, 2015 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13607040. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=173918. An archive of the web-cast will be available until 11:59 PM on July 28, 2015.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing.

Headquartered in Fort Myers, FL, NeoGenomics has laboratories in Nashville, TN, Irvine, Fresno and West Sacramento CA, Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Cash, cash equivalents	$31,248	$33,689
Accounts Receivable (net of allowance for doubtful accounts of $4,079 and $4,180, respectively)	21,484	20,475
Other Current Assets	4,599	4,578

TOTAL CURRENT ASSETS	57,331	58,742
PROPERTY AND EQUIPMENT (net of accumulated depreciation of $21,406 and $19,822, respectively)	16,640	15,082
INTANGIBLE ASSETS (net of accumulated amortization of $793 and $700, respectively)	4,119	4,212
GOODWILL	2,929	2,929
OTHER ASSETS	139	141

TOTAL	$81,158	$81,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$13,855	$14,623
LONG TERM LIABILITIES	7,148	6,078

TOTAL LIABILITIES	21,003	20,701
STOCKHOLDERS’ EQUITY	60,155	60,405

TOTAL	$81,158	$81,106

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014
REVENUE	$23,026	$18,182
COST OF REVENUE	13,482	9,473

GROSS PROFIT	9,544	8,709

OPERATING EXPENSES:
General and administrative	6,522	5,054
Research and development	669	628
Sales and marketing	2,914	2,633

Total operating expenses	10,105	8,315

INCOME (LOSS) FROM OPERATIONS	(561)	394
INTEREST AND OTHER INCOME (EXPENSE) - NET	(195)	(265)
INCOME (LOSS) BEFORE INCOME TAXES	(756)	129
INCOME TAXES	5	27

NET INCOME (LOSS)	$(761)	$102

NET INCOME (LOSS) PER SHARE
- Basic	$(0.01)	$0.00

- Diluted	$(0.01)	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING –
- Basic	60,277	49,277

- Diluted	60,277	53,469

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(787)	$1,025
NET CASH USED IN INVESTING ACTIVITIES	(842)	(883)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(812)	409

NET INCREASE IN CASH AND CASH EQUIVALENTS	(2,441)	551
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	33,689	4,834
CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,248	$5,385

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$212	$254

Income taxes paid	$5	$159

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital lease and equipment loans	$2,525	$1,693

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP EBITDA AND ADJUSTED

EBITDA

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2015	2014
Net income (loss)	$(761)	$102

Adjustments to Net Income:
Interest expense (income), net	195	265
Amortization of intangibles	93	56
Depreciation	1,586	1,151
Income taxes	5	27

EBITDA	1,118	1,601

Further Adjustments to EBITDA:
Non-cash stock-based compensation	401	84

Adjusted EBITDA	$1,519	$1,685

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income (loss) from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

NeoGenomics, Inc. excluding Path Logic (“Base Business”)	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014	% Increase (Decrease)
Requisitions Received	31,377	24,704	27.0%
Number of Tests Performed	49,396	38,734	27.5%
Avg. # of Tests / Requisition	1.57	1.57	0.4%

Total Testing Revenue	$20,684	$18,182	13.8%
Avg. Revenue/Requisition	$659	$736	(10.4)%
Avg. Revenue/Test	$419	$469	(10.8)%

Total Cost of Revenue	$11,656	$9,473	23.1%
Avg. Cost/Requisition	$371	$383	(3.1)%
Avg. Cost/Test	$236	$245	(3.5)%

Path Logic	For the Three Months Ended March 31, 2015
Requisitions Rec’d (cases)	16,661

Total Testing Revenue	$2,343
Avg. Revenue /Requisition	$141

Total Cost of Revenue	$1,827
Avg. Cost/Requisition	$110